Exhibit 10.1

Big Sioux

Community Water System, Inc.

Box 158 • EGAN, SOUTH DAKOTA 57024 • (605) 997-2098

Addendum to Water Purchase Agreement dated June 2nd, 2000

THIS addendum to the existing WATER AGREEMENT made and entered into this 28th day of February, 2007, by and between Big Sioux Community Water Systems, Inc., a South Dakota corporation, of Rural Route, Egan, South Dakota, hereinafter referred to as “Big Sioux” and Dakota Ethanol LLC., a South Dakota corporation, of Wentworth, South Dakota, hereinafter referred to as “Dakota Ethanol,” as follows:

WHEREAS, Big Sioux is organized and exists for the purpose of constructing and operating a water distribution system within a designated area in which the Ethanol Plan is located; and

WHEREAS, Dakota Ethanol desires to purchase raw water from Big Sioux pumped from the Skunk Creek Aquifer, Lake County, and derive both its domestic and fire protection from a 500,000 gallon elevated tank at the plant site

WHEREAS, Big Sioux is desirous of continuing to sell water to Dakota Ethanol,

NOW THEREFORE, in consideration of the terms, conditions, and mutual covenants herein contained, the parties agree as follows:

All terms and conditions of the agreement between the parties dated June 2, 2000, shall be extended and existing parameters of service remain the same except:

1.     Non-potable water may be furnished from multiple wells finished in the Skunk Creek aquifer.

2.     For the cost of water flowing through the master meter located at the Brant facility, Dakota Ethanol shall pay fifty-five (55) cents per thousand gallons metered.  This price may be altered based on the criteria set forth in the original agreement.

3.     The term of this contract shall be for a period of six (6) months beginning January 1st, 2007.  The parties agree to extend this agreement for such additional terms and conditions as the parties may mutually agree.

4.     Given the water usage history of Dakota Ethanol, and the probability that Dakota Ethanol will continue to exceed the parameters of water supply outlined by this agreement, Big Sioux does not guarantee that the water supply parameters outlined in this contract can continue to be met during the period covered by this contract.  Dakota Ethanol hereby agrees to indemnify and hold Big Sioux harmless from and against any and all claims, actions and causes of action of any kind or nature whatsoever (including costs and reasonable attorney fees) arising out of or related to Big Sioux’s obligations to provide specific well water flows pursuant to this Agreement.  Without limiting the generality of the foregoing, Dakota Ethanol specifically agrees that it will indemnify and hold Big Sioux harmless from and against any claims relating to personal injury, financial loss or property damage relating to a failure of Big Sioux to meet specific well water flows.

IN WITNESS WHEREOF, the parties have hereunto executed this agreement by and through their authorized officers, on the date first above written.

BIG SIOUX COMMUNITY WATER SYSTEM, INC.

	By:	/s/ Thomas Kansanback
Its Vice Chairman

Attest:

/s/ Andy Groos
Its Secretary

DAKOTA ETHANOL, LLC

	By:	/s/ Brian Woldt
Its Chairman

Attest:

/s/ Dale Thompson
Its Secretary